------------------------------------------------------------ Columbia Management
                                                  Multi-Strategy Hedge Fund, LLC


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         IF YOU DO NOT WANT TO SELL FUND INTERESTS AT THIS TIME, PLEASE
          DISREGARD THIS NOTICE. THIS LETTER AND ATTACHED INFORMATION
              ARE SIMPLY NOTIFICATION OF THE FUND'S TENDER OFFER.
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March 27, 2006


Dear Investor:

We are writing to inform you of important dates relating to a tender offer by Columbia Management Multi-Strategy Hedge Fund, LLC (the "Fund"). If you are not interested in redeeming your limited liability company interests in the Fund ("Interest" or "Interests" as the context requires) at this time, please disregard this notice.

TENDER OFFER INFORMATION
The tender offer period will begin on March 27, 2006 and will end at 12:00 midnight, Eastern Time, on April 28, 2006. The purpose of the tender offer is to provide liquidity to Investors who hold Interests in the Fund. Fund Interests may be redeemed only by tendering them during one of the Fund's announced tender offers.

Should you wish to sell your Interests or a portion of your Interest during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope or by fax so that it arrives no later than April 28, 2006. If you do not wish to sell your Interests, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR INTEREST AT THIS TIME.

All  requests  to  tender  Fund   Interests  must  be  RECEIVED  by  the  Fund's
Administrator, PFPC Inc. ("PFPC"), either by fax or mail (if by fax, please deliver an original, executed copy promptly thereafter) in good order by April 28, 2006. IF YOU ELECT TO TENDER, PLEASE CONFIRM RECEIPT OF THE LETTER OF TRANSMITTAL WITH PFPC BY CALLING (302) 791-2810.

TO LEARN MORE
If you would like to learn more about the tender offer, please refer to the attached Offer to Purchase document, which contains additional information. If you have any questions, please contact your dedicated relationship team at the Private Bank or the Fund's Tender Offer Administrator at (302) 791-2810. The Fund's helpline is also available and can be reached at (888) 786-9977 to address any questions regarding the tender offer or the Fund, in general.

Sincerely,

COLUMBIA MANAGEMENT MULTI-STRATEGY HEDGE FUND, LLC


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